Exhibit 23.8

Consent of Perkins & Company, P.C.

Consent of Independent Registered Public Accounting Firm

Board of Directors

CUI Global, Inc.

Tualatin, Oregon

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 No. 333-163205 of CUI Global Inc. of our reports dated March 16, 2015, with respect to the consolidated balance sheet of CUI Global Inc. and Subsidiaries as of December 31, 2014 and the related consolidated statements of operations, comprehensive income and (loss), changes in stockholders’ equity and cash flows for the year ended December 31, 2014 and the effectiveness of CUI Global Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2014, which reports appear in this Annual Report on Form 10-K.

Our report dated March 16, 2015 on the effectiveness of internal control over financial reporting as of December 31, 2014 expresses our opinion that CUI Global Inc. and Subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2014 because of the effect of a material weakness regarding management’s failure to design and maintain controls at its subsidiary, Orbital Gas Systems Limited, to ensure all contracts outside of standard terms and conditions were being reviewed by qualified Company personnel for proper revenue recognition treatment under accounting principles generally accepted in the United States of America as identified and described in management’s assessment under Item 9A, Management’s Annual Report on Internal Control Over Financial Reporting.

[s] Perkins & Company, P.C.

Portland, Oregon

March 16, 2015